Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Closes on Sale of $500 Million Senior Notes; Concurrently Closes on Amended and Restated Credit Agreement

OVERLAND PARK, Kan. (Nov. 26, 2019) - Compass Minerals International, Inc. (NYSE: CMP) completed today its previously announced offering of $500 million aggregate principal amount of 6.75% senior notes due 2027 in a private offering.

Compass Minerals has also closed on its new amended and restated credit agreement which provides for a $300 million revolving credit facility and $400 million term loan. Both the revolving credit facility and the term loan mature on January 15, 2025 and carry an interest rate of LIBOR plus 2 percent or a base rate plus 1 percent, as applicable.

The company is using the net proceeds from the senior notes offering, together with borrowings under the amended and restated credit agreement, to repay all outstanding indebtedness under its existing credit agreement. The senior notes are senior unsecured obligations of Compass Minerals and are guaranteed by certain of its domestic subsidiaries.

“We are pleased to successfully access the debt market and achieve favorable terms allowing us to refinance our current credit facility, stagger our debt maturities and boost our liquidity,” said chief financial officer Jamie Standen. “Achieving this new debt structure is an important step toward further strengthening the underlying fundamentals of our company and increasing our ability to deliver enhanced value to all of our stakeholders.”

The senior notes and related guarantees were offered only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The senior notes and related guarantees will not be registered under the Securities Act, or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that solve nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. The company produces its minerals at locations throughout the U.S., Canada, Brazil and the U.K., operating 21 production facilities and employing more than 3,000 personnel worldwide. Compass Minerals’ mission is to be the best essential minerals company by safely delivering where and when it matters.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on Compass Minerals’ current expectations and involve risks and uncertainties that could cause Compass Minerals’ actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of its Annual and Quarterly Reports on Forms 10-K and 10-Q.  Any forward-looking information presented herein is made only as of the date of this press release, and Compass Minerals does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events or otherwise.

Investor Contact	Media Contact
Theresa Womble	Rick Axthelm
Director of Investor Relations	Vice President, Communications and Corporate Affairs
+1.913.344.9362	+1.913.344.9198
InvestorRelations@compassminerals.com	MediaRelations@compassminerals.com